EXHIBIT - (a)(1)(i)

TOLL BROTHERS, INC.

OFFERING MEMORANDUM
RELATING TO OUR
OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
FOR
REPLACEMENT OPTIONS TO PURCHASE COMMON STOCK

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M., EDT ON JULY 17, 2008
UNLESS THIS OFFER IS EXTENDED OR TERMINATED

Toll Brothers, Inc., which is sometimes referred to in this offering memorandum as the “Company,” “Toll Brothers,” “TBI,” “our,” “us” and “we,” is offering certain employees of Toll Brothers and its subsidiaries the opportunity to exchange outstanding options to purchase shares of our common stock that have a per share exercise price equal to or greater than $27.24, which we refer to as “Eligible Options,” for new options to purchase fewer shares of our common stock at a lower exercise price, which we refer to as “Replacement Options,” on the terms and under the conditions set forth in this offering memorandum. In this offering memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of the Offer as the “Exchange Program.” In this offering memorandum, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption “This Offer,” which begins on page 9.

Each of the Eligible Options that may be exchanged pursuant to the Offer was granted under the Toll Brothers, Inc. Stock Incentive Plan (1998), as amended, which we refer to as the “1998 Plan,” or the Toll Brothers, Inc. Stock Incentive Plan for Employees (2007), as amended, which we refer to as the “2007 Plan,” and, together with the 1998 Plan, the “Plans.” Replacement Options will be granted under the Plans upon the terms and subject to the conditions set forth in this offering memorandum and the related TBI Stock Option Exchange Program Election Form, which we refer to as the “Election Form.” We will price and grant the Replacement Options on the first business day following the expiration of the Offer. Participation in the Exchange Program is voluntary.

An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including June 16, 2008 through the date the Replacement Options are granted, which we refer to as the “Eligibility Period,” he or she satisfies all of the following conditions:

•	Is actively employed by Toll Brothers or a subsidiary of Toll Brothers, is receiving long-term disability benefits from Toll Brothers, or is on one of the following short-term leaves, as defined by Toll Brothers:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave;

•	Other short-term leave approved by Toll Brothers;

•	Holds at least one Eligible Option; and

•	Is not an executive officer of Toll Brothers (determined by the Board of Directors to be Toll Brothers’ Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) or a member of the Board of Directors of Toll Brothers.

In this offering memorandum, we refer to the individuals who are eligible to participate in the Exchange Program as “Eligible Employees.”

Each Eligible Employee who participates in the Exchange Program will receive a Replacement Option to purchase shares of Toll Brothers common stock in exchange for each Eligible Option that is tendered and accepted for exchange in accordance with the terms of the Offer. The number of shares that will be covered by each Replacement Option has been determined according to an exchange formula intended to provide participating employees with Replacement Options that, in each case, have an estimated fair value (calculated as of June 5, 2008) equal to the estimated fair value of his or her Eligible Options (also calculated as of June 5, 2008) tendered for exchange, based upon the assumptions described in Section 8. Since the exchange ratio, which is based in part on the market price of the Company’s common stock on June 5, 2008, must, of necessity, be set prior to commencement of the Offer, and the exercise price of the shares covered by the Replacement Options cannot be determined until the date of their grant, currently expected to be July 18, 2008, Eligible Employees should consider, prior to expiration of the Offer, whether any changes in the market price of the Company’s common stock between June 5, 2008 and July 17, 2008 work in their favor or not when making a decision whether or not to participate in the Exchange Program.

If you are an Eligible Employee and you elect to exchange one or more Eligible Options, then, for each Eligible Option you elect to exchange, you must exchange all of that Eligible Option that remains unexercised and was granted to you on a single grant date at the same exercise price and with the same vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.

All Eligible Options that are accepted pursuant to the Offer will be cancelled following the expiration of the Offer, currently scheduled to expire at 5:00 p.m. EDT on July 17, 2008. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Employee before the end of the Eligibility Period, in which event the Eligible Option will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Option or issue a Replacement Option, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Employee before the expiration of the Eligibility Period. If you elect to exchange Eligible Options pursuant to the Offer, your election is accepted and you remain an Eligible Employee through the date we grant the Replacement Options, we will grant you a Replacement Option under one of the Plans for each Eligible Option you have tendered for exchange. We expect the new grant date for the Replacement Options will be July 18, 2008, the first business day following the expiration of this Offer, unless this Offer is extended by us.

Each Replacement Option will:

•	Have a per share exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange, which we refer to as the “NYSE,” on the new grant date;

•	Be vested in the same proportion as the exchanged Eligible Option;

•	Continue to vest on the same dates, if any, and as to the same respective proportion, as the exchanged Eligible Option;

•	Continue to be exercisable on the same terms (other than exercise price and number of shares) as the exchanged Eligible Option;

•	Have the same expiration date as the exchanged Eligible Option; and

•	Have identical terms and conditions as the exchanged Eligible Option, except for the new exercise price, the right to purchase fewer shares and the proportional adjustment of the vesting schedule to reflect the lower number of shares subject to the Replacement Option.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own personal decision whether to elect to exchange your Eligible Options. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7.

Shares of our common stock are quoted on the NYSE under the symbol “TOL.” On June 11, 2008, the closing sales price of our common stock as quoted on the NYSE was $19.13 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

As of June 11, 2008, options to purchase 23,605,271 shares of our common stock were granted and outstanding under all of Toll Brothers’ stock option plans. Of these options, Eligible Employees held Eligible Options to purchase a total of 2,635,725 shares of our common stock. The shares of common stock issuable upon exercise of Eligible Options by Eligible Employees represent approximately 1.6% of the total shares of our common stock outstanding as of June 11, 2008, including shares subject to options granted and outstanding under all of Toll Brothers stock option plans.

IMPORTANT

If you wish to participate in the Exchange Program, an individualized Election Form is included with this offering memorandum. Election Forms should be sent to Toll Brothers, Inc.:

•	by regular mail to Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, Attn: 2-South, Investor Relations;

•	by facsimile to (215) 938-8344; or

•	by e-mail to OptionExchange@TollBrothersInc.com.

Election Forms should not be sent via inter-office mail.

To participate, your Election Form must be received by us no later than 5:00 p.m. EDT on July 17, 2008, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your Replacement Options and their per share exercise price.

Toll Brothers has not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this document or other information to which we have referred you. Toll Brothers has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this offering memorandum, you must not rely upon that recommendation, information or representation as having been authorized by Toll Brothers.

Nothing in this offering memorandum shall be construed to give any person the right to remain in the employ of Toll Brothers or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law. Nothing in this offering memorandum should be considered a contract or guarantee of employment, wages or compensation. The employment relationship between Toll Brothers and each employee remains “at will.”

Toll Brothers reserves the right to amend or terminate the Plans, or either of them, at any time, and the grant of an option under the Plans or any of Toll Brothers’ other stock option plans or this Offer, does not in any way obligate Toll Brothers to grant additional options or offer further opportunities to participate in any offer to exchange at any future time. The grant of any option and any future options granted under any Plan or in relation to this Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, termination or similar pay, other than to the extent required by applicable law.

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INDEX TO SUMMARY TERM SHEET

		Page

EXCHANGE PROGRAM DESIGN AND PURPOSE
1.	What is the Exchange Program?	1
2.	Why are we conducting the Exchange Program?	1
3.	What are Eligible Options?	1
4.	Who are Eligible Employees?	1
5.	Who is not eligible to participate in the Exchange Program?	2
6.	What are Replacement Options?	2
7.	How are Replacement Options different from Eligible Options?	2
8.	How many shares will I be able to purchase if I exercise a Replacement Option?	2
9.	How was the number of shares I will be entitled to purchase pursuant to a Replacement Option determined?	2
10.	What is an exchange ratio and how was it determined?	3
11.	What are the exchange ratios for my Eligible Options?	3
12.	Why were the exchange ratios set on June 5, 2008, but the Replacement Options aren’t expected to be granted until July 18, 2008?	3
13.	What is the lattice option valuation model?	3
14.	Do I have to participate in the Exchange Program?	3
15.	When must I be an Eligible Employee?	3
16.	Does participation in the Exchange Program create a right to continued employment?	3
17.	What happens if I leave Toll Brothers because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?	4
18.	Why can’t Toll Brothers just reprice my options?	4
19.	Why can’t I just be granted additional options?	4
20.	If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?	4
21.	What will happen to Eligible Options that I choose not to exchange?	4
22.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?	4
23.	May Toll Brothers cancel this Offer?	4
24.	What are the conditions to this Offer?	4
ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM
25.	How do I participate in the Exchange Program?	4
26.	How will I know Toll Brothers received my Election Form?	5
27.	How will I know my options were exchanged?	5
28.	Is Toll Brothers required to accept my Eligible Options for exchange?	5
29.	How do I obtain information about my existing stock options?	5
30.	Must I submit my Eligible Option grant documents with my Election Form?	5
31.	What is the deadline to elect to participate in the Exchange Program?	5
32.	What will happen if my Election Form is not received as required by the deadline?	5
33.	May I withdraw or change my election?	5
34.	How do I withdraw or change my election?	6
35.	If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?	6
36.	May I exchange the remaining portion of an Eligible Option that I have already partially exercised?	6

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this offering memorandum where you can find a more complete description of the topics in this Summary Term Sheet and the Election Form. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program. Please review these questions and answers and the other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

The questions and answers have been separated into three categories:

•	Exchange Program Design and Purpose

•	Administration and Timing of Program

•	Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE

1.	What is the Exchange Program?

The Exchange Program is a program being offered by Toll Brothers to allow Eligible Employees to exchange their Eligible Options for Replacement Options. The Exchange Program is voluntary and will allow Eligible Employees to choose whether to keep their Eligible Options at the existing exercise prices or to exchange those options for Replacement Options. The Exchange Program does not pertain to, and will have no affect on, any options you own other than Eligible Options.

2.	Why are we conducting the Exchange Program?

Stock options for employees are very important to Toll Brothers’ compensation program and philosophy. A number of the stock options that were granted in recent years are substantially “underwater,” meaning that the exercise price, as of June 5, 2008, is substantially higher than the then-current trading price of Toll Brothers stock. Because of this, the effectiveness of our long-term incentive program is weakened and the retention value of our stock options is impaired. The Exchange Program has been designed to reinstate the retention and motivational value of our stock option program.

3.	What are Eligible Options?

Eligible Options are those currently outstanding options to purchase from Toll Brothers shares of Toll Brothers stock that (i) had an exercise price on June 5, 2008 equal to or greater than $27.24 per share (which means options granted on December 20, 2004, December 20, 2005, December 20, 2006 and May 30, 2007), and (ii) are held by Eligible Employees.

4.	Who are Eligible Employees?

An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including June 16, 2008 through the date the Replacement Options are granted, he or she satisfies all of the following conditions:

•	Is actively employed by Toll Brothers or a subsidiary of Toll Brothers, is receiving long-term disability benefits from Toll Brothers, or is on one of the following short-term leaves, as defined by Toll Brothers:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave;

•	Other short-term leave approved by Toll Brothers;

•	Holds at least one Eligible Option; and

•	Is not an executive officer of Toll Brothers (determined by the Board of Directors to be Toll Brothers’ Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) or a member of the Board of Directors of Toll Brothers.

5.	Who is not eligible to participate in the Exchange Program?

The following individuals are not eligible to participate in the Exchange Program:

•	Retirees;

•	Persons on short-term leave other than one of the short-term leaves described in the answer to Question 4;

•	Terminated employees; and

•	The Company’s executive officers (determined by the Board of Directors to be Toll Brothers’ Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) and all members of the Board of Directors of Toll Brothers.

6.	What are Replacement Options?

Replacement Options are the options that will be granted to Eligible Employees in exchange for tendered and accepted Eligible Options.

7.	How are Replacement Options different from Eligible Options?

Each Replacement Option will represent the right to purchase fewer shares at a lower exercise price per share than the Eligible Option for which it is exchanged. The exercise price of the Replacement Option will be equal to the closing price of the Company’s common stock on the NYSE on the first business day following the Offer’s expiration date, when the Replacement Options will be granted (currently expected to be July 18, 2008).

Other than the number of shares that may be purchased, the exercise price and the vesting schedule, the terms and conditions of the Replacement Options, including the expiration dates, will be identical to the respective Eligible Options for which they are exchanged. The vesting schedule in each Replacement Option will have the same vesting dates as the vesting schedule in the Eligible Option for which it is exchanged, but the respective numbers of shares for which the option will vest on each date will be reduced proportionally to reflect the lower number of shares subject to the Replacement Option.

8.	How many shares will I be able to purchase if I exercise a Replacement Option?

The total number of shares you will be able to purchase if you exercise a Replacement Option in full is set forth in the individualized Election Form bearing your name, which accompanies this offering memorandum. The number of shares you will be able to purchase on any given date will depend on the option’s vesting schedule and its expiration date, which will be set forth in the grant documents for the Replacement Options.

9.	How was the number of shares I will be entitled to purchase pursuant to a Replacement Option determined?

The number of shares you will be entitled to purchase pursuant to a Replacement Option was determined as follows:

•	dividing (i) the number of shares you would have been entitled to purchase pursuant to the Eligible Option you exchanged for the Replacement Option by (ii) the applicable exchange ratio; and

•	rounding the resulting number to the nearest whole number.

10.	What is an exchange ratio and how was it determined?

The exchange ratios we have used for the Exchange Program are intended to provide Eligible Employees with Replacement Options having an estimated fair value (calculated as of June 5, 2008) equal to that of their Eligible Options tendered for exchange. The estimated fair value of the Eligible Options and the Replacement Options was calculated in accordance with a valuation method referred to as the “lattice option valuation model,” which is further described in the answer to Question 13. Different option grants may have different exchange ratios, as further described in Section 8. Each exchange ratio was determined by dividing the estimated fair value of the applicable Replacement Option by the estimated fair value of the corresponding Eligible Option that was tendered for exchange.

11.	What are the exchange ratios for my Eligible Options?

The Election Form included with this offering memorandum includes the exchange ratio applicable to each of your Eligible Options.

12.	Why were the exchange ratios set on June 5, 2008, but the Replacement Options aren’t expected to be granted until July 18, 2008?

Exchange ratios were set on June 5, 2008 because we had to provide you with the appropriate exchange ratio for your Eligible Options as part of this Offer. The only way to do that was to set the exchange ratio prior to the commencement of the Offer. Under U.S. Securities and Exchange Commission rules, the Offer must remain open for a minimum of 20 business days, which means we can’t grant any Replacement Options until at least that much time has passed.

13.	What is the lattice option valuation model?

The lattice option valuation model is a widely-used and generally accepted option valuation methodology that provides an estimate of the fair value of a stock option. It is the same model Toll Brothers uses to value its stock options for financial statement reporting purposes.

14.	Do I have to participate in the Exchange Program?

No. Participation in the Exchange Program is completely voluntary. Although the Board of Directors has approved making this Offer to you, neither Toll Brothers nor the Board of Directors is making any recommendation as to your participation in the Exchange Program. The decision to participate must be yours. We urge you to consult your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Exchange Program. Since the exchange ratios were set on June 5, 2008, and the exercise price of the Replacement Options cannot be determined until July 18, 2008, you should consider, before the termination of this Offer, whether the changes in the market price of the Company’s common stock between June 5, 2008 and July 17, 2008 work in your favor or not when making a decision whether or not to participate in the Exchange Program.

15.	When must I be an Eligible Employee?

To participate in the Exchange Program, you must be an Eligible Employee throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (June 16, 2008), through the date the Replacement Options are granted (currently scheduled for July 18, 2008). If you are not an Eligible Employee throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Options will remain outstanding and unchanged.

16.	Does participation in the Exchange Program create a right to continued employment?

No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

17.	What happens if I leave Toll Brothers because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?

If you are not an Eligible Employee for any reason at any time during the Eligibility Period, including on the date Replacement Options are granted (currently scheduled for July 18, 2008), any election you make to participate in the Exchange Program will be automatically voided and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the option grant documents for those Eligible Options.

18.	Why can’t Toll Brothers just reprice my options?

A repricing of options was not proposed to and approved by Toll Brothers’ stockholders.

19.	Why can’t I just be granted additional options?

An additional grant of options to all Eligible Employees could have a negative effect on our stock dilution, outstanding shares and share price.

20.	If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?

Eligible Options that are accepted for exchange under the Exchange Program will be cancelled on the date the Replacement Options are granted, which will be the first business day following the expiration of the Offer.

21.	What will happen to Eligible Options that I choose not to exchange?

Eligible Options that you choose not to exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.

22.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?

Participation or non-participation in the Exchange Program will have no effect on your consideration for future stock option grants. Your eligibility is determined under the terms and conditions of the Plans.

23.	May Toll Brothers cancel this Offer?

Toll Brothers may, at its sole discretion, decide to terminate this Offer at any time prior to the expiration of this Offer. If this Offer is terminated, any options that were tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made.

24.	What are the conditions to this Offer?

This Offer is subject to a number of conditions, including the conditions described in Section 7. Please read this entire offering memorandum for a full description of all of the terms and conditions of this Offer. There is no minimum number of Eligible Options that must be tendered in this Offer.

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

25.	How do I participate in the Exchange Program?

Election instructions along with the required documentation to make your exchange election are enclosed with this offering memorandum. To participate, you must complete and submit the enclosed Election Form, which must be received by us no later than 5:00 p.m. EDT on July 17, 2008, unless this Offer is extended. Election Forms may be submitted by any one of the following methods:

•	faxed to: (215) 938-8344;

•	mailed to: Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, Attn: 2-South, Investor Relations; or

•	scanned and e-mailed to: OptionExchange@TollBrothersInc.com.

Election Forms should not be returned via inter-office mail. If you have any questions about the election process, please send an e-mail directly to OptionExchange@TollBrothersInc.com. You may also call (215) 938-5196. You will have the ability to leave a voice message on this extension.

26.	How will I know Toll Brothers received my Election Form?

You will receive a confirmation by e-mail after we receive your completed Election Form. If you do not receive a confirmation, please call (215) 938-5196 or send an e-mail directly to OptionExchange@TollBrothersInc.com.

27.	How will I know my options were exchanged?

If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that those options have been accepted for exchange and cancelled and will set forth the number of Replacement Options that have been granted to you and their exercise price.

28.	Is Toll Brothers required to accept my Eligible Options for exchange?

We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept Eligible Options properly and timely tendered for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after the expiration of this Offer, all Eligible Options properly tendered for exchange that are not validly withdrawn.

29.	How do I obtain information about all of my existing stock options?

You may view your current option holdings on the Company’s intranet by clicking on “Departments” and selecting “Human Resources” and then “Stock Options,” or you may contact us at (215) 938-8044. You will have the ability to leave a voice message on this extension.

30.	Must I submit my Eligible Option grant documents with my Election Form?

No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.

31.	What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 5:00 p.m. EDT on July 17, 2008 unless this Offer is extended by us. This means that your completed Election Form must be received by us before that time. Election Forms can be submitted by any one of the permitted methods set forth in the answer to Question 25. Election Forms should not be returned via inter-office mail.

We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension as described in Section 14. If this Offer is extended, you must deliver your Election Form before the time to which this Offer is extended.

32.	What will happen if my Election Form is not received as required by the deadline?

If your Election Form is not received by us by the deadline, then you will not be able to participate in the Exchange Program and all stock options currently held by you will remain unchanged, including the exercise price and number of underlying shares.

33.	May I withdraw or change my election?

Yes. You may withdraw or change a previously submitted election to exchange Eligible Options at any time before 5:00 p.m. EDT on July 17, 2008. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended.

34.	How do I withdraw or change my election?

To withdraw or change your previously submitted Election Form, you must request a replacement Election Form and submit it in the same manner set forth in the answer to Question 25, and we must receive the replacement Election Form before the expiration of this Offer at 5:00 p.m. EDT on July 17, 2008. It is your responsibility to confirm that we have received your replacement Election Form before the expiration of this Offer. In all cases, the last Election Form submitted and received prior to the expiration of this Offer will prevail.

35.	If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?

Yes. If you were issued more than one Eligible Option grant, you may make a separate election for each grant. If you elect to tender an Eligible Option for exchange, you must exchange the entire unexercised portion of that grant. Partial exchanges of a grant are not permitted.

36.	May I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes, any remaining outstanding, unexercised Eligible Options may be exchanged.

37.	May I select which portion of an Eligible Option to exchange?

No. If you choose to exchange an Eligible Option, the entire outstanding, unexercised Eligible Option must be exchanged.

38.	May I exchange both the vested and unvested portions of an Eligible Option?

Yes. Each Eligible Option exchanged must be exchanged in its entirety, whether or not it is fully vested. Each Replacement Option will be vested on the same dates as the Eligible Option exchanged for that Replacement Option, but the respective numbers of shares for which the option will vest on each date will be reduced proportionally to reflect the lower number of shares subject to the Replacement Offer.

39.	When will I receive my Replacement Option grant documents?

We will grant the Replacement Options on the first business day after the expiration of this Offer, at the same time as the Eligible Options you tendered to exchange are cancelled. If this Offer expires on July 17, 2008, we would expect to grant the Replacement Options on July 18, 2008. Grant documents for the Replacement Options will be mailed to you thereafter.

40.	What if my employment with Toll Brothers is terminated after the date the Replacement Options are granted?

If your employment with Toll Brothers is terminated for any reason after the date Replacement Options are granted to you, you will have the same exercise rights, if any, under each of your Replacement Options that you would have had under the Eligible Option exchanged for that Replacement Option, but with respect to the smaller number of shares, lower exercise price and proportionally adjusted vesting schedule provided for in the Replacement Option.

Unless an exchanged Eligible Option had different provisions, in which case the Replacement Option will have those same provisions, if your employment with Toll Brothers is terminated due to disability or death, the vested portion of your Replacement Options will be exercisable for one year following your disability or death, and you will have two weeks to exercise your Replacement Options following any other involuntary terminations of employment. Each Replacement Option will terminate immediately upon voluntary termination of employment or dismissal for cause, unless the Eligible Option exchanged for that Replacement Option provided otherwise, in which case the Replacement Option will terminate in accordance with the provisions in the exchanged Eligible Option.

41.	After I receive Replacement Options, what happens if my Replacement Options end up underwater?

We are conducting the Exchange Program at this time because of Toll Brothers’ stock price decline in recent years. We can provide no assurance as to the price of our common stock at any time in the future. Moreover, we cannot speculate on whether we will ever seek stockholder approval to conduct another exchange program at any time in the future should your Replacement Options end up underwater.

OTHER IMPORTANT QUESTIONS

42.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?

If you accept this Offer, we believe, under current U.S. law, you should not recognize income for U.S. federal income tax purposes either when your exchanged Eligible Options are cancelled or when your Replacement Options are granted. However, tax consequences may vary depending on each individual employee’s circumstances. Included as part of this offering memorandum is information regarding the material U.S. federal income tax consequences of this Offer. You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax advisor with any questions regarding the tax consequences of participating in the Exchange Program, including any state or local tax consequences.

43.	How should I decide whether or not to participate?

The decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

44.	Is there an example of what would happen if I did participate and what would happen if I didn’t?

Yes. The example below provides an illustration. If you have additional questions, please send an e-mail to OptionExchange@TollBrothersInc.com or call (215) 938-5196. You will have the ability to leave a voice message on this extension.

Example:

Jack Jones and Jane Smith are Toll Brothers employees. Jack and Jane each have an Eligible Option to acquire 1,000 shares of Toll Brothers stock at $35.97 per share. Each Eligible Option was granted on December 20, 2005 and expires on December 20, 2015; 500 shares are currently vested and 500 shares are unvested. The exercise price of $35.97 is substantially more than the market value of Toll Brothers stock on June 5, 2008, meaning Jack and Jane’s options are “underwater.”

Toll Brothers institutes an Exchange Program for its employees and offers to exchange Replacement Options for the Eligible Options Jack and Jane hold. The Replacement Options represent the right to acquire fewer shares at a lower per share exercise price.

Jack decides to participate in the Exchange Program. He exchanges his Eligible Option to acquire 1,000 shares and receives a Replacement Option to acquire 588 shares (assuming a 1.70 to 1 exchange ratio, which was set on June 5, 2008) at $20.43 per share, which is the hypothetical market value of Toll Brothers stock on the day his Replacement Option was granted. His Replacement Option expires on December 20, 2015 as before; 294 shares are vested and 294 shares are unvested.

Jane decides to keep her Eligible Option to acquire 1,000 shares at $35.97 per share.

In order for Jane to be better off than Jack, Toll Brothers stock will have to reach $58.14 before the options expire on December 20, 2015. If the price of Toll Brothers stock does not reach $58.14 before the options expire, Jack will have made the better decision.

45.	What price would Toll Brothers stock have to reach for me to be better off keeping my Eligible Options?

The table below shows the estimated prices Toll Brothers stock would have to reach for Eligible Employees to be better off keeping their Eligible Options instead of exchanging them for Replacement Options (“Estimated Break-even Price”). The Estimated Break-even Prices are organized by grant date and exchange ratio. Your individualized Election Form, accompanying this offering memorandum, contains the applicable exchange ratios for your Eligible Options.

		Replacement Option	Estimated
Eligible Option Grant Date	Exchange Ratio	Exercise Price	Break-even Price

December 20, 2004	1.63 to 1	$18.00	$55.59
		$20.00	$52.42
		$22.00	$49.26
		$24.00	$46.09
December 20, 2004	1.58 to 1	$18.00	$57.64
		$20.00	$54.19
		$22.00	$50.74
		$24.00	$47.29
December 20, 2005	1.70 to 1	$18.00	$61.61
		$20.00	$58.76
		$22.00	$55.90
		$24.00	$53.05
December 20, 2005	1.66 to 1	$18.00	$63.15
		$20.00	$60.12
		$22.00	$57.10
		$24.00	$54.07
December 20, 2006	1.42 to 1	$18.00	$64.68
		$20.00	$59.93
		$22.00	$55.17
		$24.00	$50.41
December 20, 2006	1.41 to 1	$18.00	$65.49
		$20.00	$60.61
		$22.00	$55.74
		$24.00	$50.87
May 30, 2007	1.34 to 1	$18.00	$64.61
		$20.00	$58.74
		$22.00	$52.86
		$24.00	$46.99

THIS OFFER

Section 1.  Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this Offer, we will grant Replacement Options under the Plans in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 before the “Expiration Time,” as we have defined this term below.

An individual will be eligible to participate in the Exchange Program, provided that during the entire Eligibility Period, which runs from and includes June 16, 2008 through the date the Replacement Options are granted, he or she satisfies all of the following conditions:

•	Is actively employed by Toll Brothers or a subsidiary of Toll Brothers, is receiving long-term disability benefits from Toll Brothers, or is on one of the following short-term leaves, as defined by Toll Brothers:

•	Military leave;

•	Short-term disability leave;

•	Family medical leave;

•	Short-term personal leave;

•	Health leave;

•	Other short-term leave approved by Toll Brothers;

•	Holds at least one Eligible Option; and

•	Is not an executive officer of Toll Brothers (determined by the Board of Directors to be Toll Brothers’ Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) or member of the Board of Directors of Toll Brothers.

Even if you are an Eligible Employee when the Exchange Program commences, you will not be eligible to exchange Eligible Options for Replacement Options unless you continue to meet all of the conditions of an Eligible Employee throughout the entire Eligibility Period, including the date on which the Replacement Options are granted.

This Offer’s Expiration Time is 5:00 p.m. EDT on July 17, 2008, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, the Expiration Time will be the latest time and date at which this Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend this Offer.

If you elect to exchange Eligible Options, you must exchange all of each Eligible Option grant that you elect to exchange. For this purpose, an Eligible Option grant includes all of a grant made to you on a single grant date with the same exercise price and vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not been exercised will be eligible to be exchanged for a Replacement Option.

If you properly tender one or more Eligible Options that are accepted for exchange, the exchanged Eligible Options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive Replacement Options to acquire a certain number of shares determined in accordance with the formula described below, subject to adjustments for any future stock splits, stock dividends and similar events and in accordance with the terms of the applicable Plan. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Employee before the end of the Eligibility Period, in which event the Eligible Option will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Option or issue a Replacement Option, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Employee before the expiration of the Eligibility Period.

The exchange formula utilized for this Offer is intended to provide participating employees with Replacement Options that have an estimated fair value (calculated as of June 5, 2008) equal to the estimated fair value of their exchanged Eligible Options (calculated as of June 5, 2008). We developed a valuation methodology by which we calculated, using the lattice option valuation model and assumptions developed under that model, the estimated fair value of each Eligible Option and the estimated fair value of each Replacement Option. The estimated fair value of the Replacement Options on their grant date may be substantially different, depending on the fair market value of Toll Brothers stock on that date. Since the lattice option valuation model, as we have applied it for purposes of this Offer, uses the market price of the Company’s common stock on June 5, 2008, and the exercise price of the shares represented by the Replacement Options cannot be determined until their date of grant, currently expected to be July 18, 2008, Eligible Employees should consider, prior to the expiration of this Offer, whether the changes in the market price of the Company’s common stock during the Eligibility Period work in their favor or not when making a decision whether or not to participate in the Exchange Program.

Unless prevented by law or applicable regulations, each Eligible Option accepted for exchange and cancelled will be replaced with a Replacement Option granted under one of the Plans. Each Replacement Option will represent the right to purchase at a lower exercise price per share fewer shares than the Eligible Option for which it is exchanged. The exercise price of the Replacement Options will be equal to the closing price of the Company’s common stock on the NYSE on the date following the Offer’s expiration date, when the Replacement Options will be granted (currently expected to be July 18, 2008).

We will not grant any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio, when applied to an exchange of an Eligible Option for a Replacement Option, yields a fractional amount of shares, we will round to the nearest whole number the shares to be covered by that Replacement Option. The vesting schedule in each Replacement Option will have the same vesting dates as the vesting schedule in the Eligible Option for which it is exchanged, but the respective numbers of shares for which the option will vest on each date will be reduced proportionally to reflect the lower number of shares subject to the Replacement Options. Other than the number of shares that may be purchased, the exercise price and the vesting schedule, the terms and conditions of each Replacement Option, including its expiration date, will be identical to those of the Eligible Option for which it is exchanged.

All Eligible Options are non-qualified stock options for U.S. federal income tax purposes and all Replacement Options will be non-qualified stock options for U.S. federal income tax purposes.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, EDT.

Section 2.  Purpose of this Offer.

Stock options for employees are very important to Toll Brothers’ compensation program and philosophy. A number of the stock options that were granted in recent years are substantially “underwater”, meaning that the exercise price is higher than the current trading price of Toll Brothers stock. Because of this, the effectiveness of our long-term incentive program is weakened and the retention value of our outstanding stock options is impaired. The Exchange Program has been designed to improve the retention and motivational value of our stock option program.

Except as otherwise disclosed in this Offer or in our filings with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this offering memorandum, as described under “Additional

Information,” as of the date of this offering memorandum, we have no plans, proposals or negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

(b) any purchase, sale or transfer of a material amount of our assets;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present Board of Directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

(e) any other material change in our corporate structure or business;

(f) our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum. You must make your own decision whether to elect to exchange your options.

Section 3.  Procedures for Electing to Exchange Options.

Proper Exchange of Eligible Options.  If you wish to participate in the Exchange Program, you should complete and return an Election Form, a copy of which accompanies this offering memorandum. Election Forms should be sent to Toll Brothers, Inc. by one of the following methods:

•	by regular mail to Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, Attn: 2-South, Investor Relations;

•	by facsimile to (215) 938-8344; or

•	by e-mail to OptionExchange@TollBrothersInc.com.

Election Forms should not be sent via inter-office mail. To participate, your Election Form must be received by us no later than 5:00 p.m. EDT on July 17, 2008, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares your Replacement Options entitle you to purchase and the per share exercise price.

If we do not receive your Election Form by the Expiration Time, then you will not be able to participate in the Exchange Program, and each stock option currently held by you will remain intact with its original exercise price and with its other original terms.

The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer we will do so for all option holders. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.  Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Options that have not been validly withdrawn.

Section 4.  Withdrawal Rights.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the Expiration Time (5:00 p.m. EDT on July 17, 2008). If the Expiration Time is extended by us, you can withdraw your tendered Eligible Options at any time until the Expiration Time as extended for this Offer.

To validly withdraw tendered Eligible Options, you must submit a replacement Election Form. We must receive the replacement Election Form before the Expiration Time. Providing us with a properly completed Election Form that specifically declines to participate in the Exchange Program and that is submitted in the manner set forth above for submission of an Election Form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your replacement Election Form indicating the withdrawal of your tendered Eligible Options before the Expiration Time. If you elect to withdraw an Eligible Option grant, you must withdraw the entire Eligible Option grant that was granted to you on the same grant date and with the same exercise price and vesting schedule. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the Expiration Time by following the procedures described in Section 3.

Neither Toll Brothers nor any other person is obligated to give notice of any defects or irregularities in any Election Form submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding.

Section 5.  Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7, and promptly following the expiration of this Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Time. Once your Eligible Options have been accepted for exchange and cancelled, you will receive a final confirmation notice confirming that those Eligible Options have been accepted for exchange and cancelled.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options on the first business day following the expiration of this Offer. Grant documents for the Replacement Options will be mailed to you thereafter.

If you cease to be an Eligible Employee at any time during the Eligibility Period, including the date the Replacement Options are granted, your election to participate in the Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of their Eligible Options. This notice may be given by e-mail. Subject to our rights to extend, terminate and amend this Offer, you will receive your Replacement Option grant documents after the new grant date.

Section 6.  Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the NYSE under the symbol “TOL.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the NYSE.

	High	Low

Fiscal Year Ended October 31, 2006
First Quarter	$41.65	$33.04
Second Quarter	$36.05	$28.70
Third Quarter	$32.10	$22.22
Fourth Quarter	$30.90	$23.82
Fiscal Year Ended October 31, 2007
First Quarter	$34.43	$26.79
Second Quarter	$35.64	$26.90
Third Quarter	$31.14	$21.82
Fourth Quarter	$25.55	$19.31
Fiscal Year Ending October 31, 2008
First Quarter	$23.93	$15.49
Second Quarter	$26.13	$18.31
Third Quarter (through June 11, 2008)	$25.35	$18.66

As of June 11, 2008, the closing price of our common stock as reported by the NYSE was $19.13 per share. There is no established trading market for employee stock options to purchase shares of our common stock.

We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

Section 7.  Conditions of this Offer

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to certain limitations, if at any time on or after June 16, 2008 and prior to the Expiration Time any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, or is likely to occur:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange, cancel or issue Replacement Options for some or all of the Eligible Options tendered for exchange; or

(iii) materially and adversely affect the business, condition (financial or other), income or operations of Toll Brothers;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any significant increase or decrease in the market price of the shares of our common stock;

(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other) or operations of Toll Brothers or on the trading in our common stock; or

(vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 16, 2008;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 16, 2008 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(e) any change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of Toll Brothers that, in our reasonable judgment, is or may have a material adverse effect on Toll Brothers.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.

Section 8.  Source and Amount of Consideration; Terms of Replacement Options.

Consideration.  Subject to applicable laws and regulations, we will issue Replacement Options to purchase shares of common stock of Toll Brothers under the Plans in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of common stock subject to each Replacement Option granted pursuant to this Offer will be determined in accordance with the formula described below, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock of Toll Brothers and in accordance with the terms of the Plans pursuant to which the Replacement Option is granted.

The number of shares underlying each Replacement Option was determined according to an exchange formula that is intended to provide participating employees with Replacement Options having an estimated fair value (calculated as of June 5, 2008) equal to the estimated fair value of their surrendered Eligible Options (calculated as of June 5, 2008), based upon the assumptions described below. We calculated the values of the surrendered Eligible Options and the Replacement Options using a lattice option valuation model. The number of shares subject to each Replacement Option was determined by (a) calculating an exchange ratio equal to the value of that Replacement Option divided by the value of the Eligible Option exchanged for that Replacement Option, calculated as of June 5, 2008, and (b) dividing the number of shares subject to the Eligible Option by the applicable exchange ratio, adjusted, if necessary, to eliminate any fractional share.

We will not issue any Replacement Options exercisable for fractional shares. Instead, in each case where the exchange formula yields a fractional amount of shares, we will round to the nearest whole number of shares.

The lattice option valuation model, as we have applied it for purposes of this Offer, takes into account (i) the closing price of our common stock on the NYSE on June 5, 2008, (ii) the exercise price of the Eligible Option, (iii) the expected volatility of our common stock over the projected life of the option, (iv) the estimated expected life of the Eligible Option, (v) the risk-free interest rate over the projected life of the option, and (vi) the expected dividends on our common stock.

For purposes of the valuation of each Eligible Option, we used (i) the closing price of our common stock on the NYSE on June 5, 2008, which was $20.43, (ii) a common stock price volatility range of 46.80% to 47.51%, (iii) the exercise price of the Eligible Option, (iv) an estimated expected life of the Eligible Option ranging from 4.48 years to 6.20 years, (v) a risk free interest rate ranging from 3.21% to 3.51%, and (vi) a dividend yield of 0%.

For purposes of the valuation of each Replacement Option, we used (i) the closing price of our common stock on the NYSE on June 5, 2008, which was $20.43, (ii) an estimated exercise price of $20.43, (iii) a common stock price volatility range of 46.74% to 47.66%, (iv) an estimated expected life of the Replacement Option ranging from 4.84 years to 6.96 years, (v) a risk-free interest rate ranging from 3.30% to 3.62%, and (vi) a dividend yield of 0%.

Based upon our application of the lattice option valuation model using the assumptions described above, the approximate number of shares of Toll Brothers common stock underlying the Replacement Option grants has been determined pursuant to the following exchange ratios:

Shares				Approximate
Underlying				Shares
Eligible	Exercise	Expiration		Underlying
Options	Price	Date of Eligible	Exchange	Replacement
(as of June 5, 2008)	($)	Options	Ratio	Options

984,625	32.55	12/20/2014	1.63	604,064
204,300	32.55	12/20/2014	1.58	129,304
546,250	35.97	12/20/2015	1.70	321,324
117,750	35.97	12/20/2015	1.66	70,934
641,500	31.82	12/20/2016	1.42	451,761
121,300	31.82	12/20/2016	1.41	86,028
20,000	29.84	05/30/2017	1.34	14,925

Terms of Replacement Options.  The terms of each Replacement Option will be identical to those of the Eligible Option for which it is exchanged, except that (i) the Replacement Option is expected to be granted on the first business day following the expiration of this Offer; (ii) the per share exercise price of the Replacement Options will be the closing price of our common stock on the NYSE on the grant date; (iii) the number of shares underlying the Replacement Option will be less than the number of shares underlying the Eligible Option it was exchanged for and will be determined as described above; and (iv) for each date in the vesting schedule, the number of shares for which the Replacement Option will vest on that date will be reduced proportionally to reflect the lower number of shares subject to the Replacement Option.

The terms and conditions of your Eligible Options are set forth in the respective option grant documents evidencing those grants and in the Plans under which they are outstanding. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the option grant documents for those grants and the Plans under which they will be granted, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the applicable option grant documents and the Plans. Additional information regarding each Plan may be found in the Form S-8 registration statement and related prospectus prepared by us in connection with that Plan. These documents can be obtained by contacting us at (215) 938-5196.

Exercise.  Generally, you may exercise the vested portion of your Replacement Options at any time. Except as noted below, if your employment with Toll Brothers terminates prior to your Replacement Option becoming fully vested, you will not be able to exercise the portion of your Replacement Option that is not vested. Unless your Replacement Option grant documents provide otherwise, if your employment with Toll Brothers is terminated due to disability or death, the vested portion of your Replacement Options will be exercisable for one year following your disability or death, and for two weeks following all other involuntary terminations of employment. All Replacement Options will immediately terminate upon voluntary termination of employment or dismissal for cause, unless your option grant documents provide otherwise.

Income Tax Consequences of the Option Exchange.  Please refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer.

Registration and Sale of Option Shares.  All shares of common stock issuable upon exercise of options granted under the Plans, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Toll Brothers, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

IMPORTANT NOTE: The statements in this offering memorandum concerning the Plans and the Replacement Options are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the Plans. Copies of each Plan and its related prospectus are available by contacting us at 215-938-5196.

Section 9.  Information Concerning Toll Brothers, Inc.

Toll Brothers, Inc. is the nation’s leading builder of luxury homes. We are a Delaware corporation, began business in 1967 through predecessor entities and became a public company in 1986. We serve move-up, empty-nester, active-adult and second-home home buyers and operate in 21 states. Our mailing address and executive offices are located at 250 Gibraltar Road, Horsham, PA 19044. Our phone number is (215) 938-8000.

Certain Financial Information.  Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in (i) the sections entitled “Item 6. Selected Financial Data,” and “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended October 31, 2007, and (ii) the section entitled “Item 1. Financial Statements” of our Quarterly Report on Form 10-Q for the period ended April 30, 2008. See Section 16 for instructions on how you can obtain copies of the SEC reports that contain our audited financial statements and unaudited financial data. For information regarding the accounting consequences of this Offer, see Section 11.

The following tables set forth selected consolidated financial and housing data at and for each of the two fiscal years ended October 31, 2007 and October 31, 2006, and at and for the six-month periods ended April 30, 2008 and April 30, 2007.

Summary Consolidated Income Statements and Balance Sheets (amounts in thousands, except per share data):

	Year Ended October 31,		Six Months Ended April 30,
	2007	2006	2008	2007

Revenues	$4,646,979	$6,123,453	$1,661,642	$2,265,288

Gross profit (loss)	$521,602	$1,598,995	$(49,967)	$361,958

Income (loss) before income taxes	$70,680	$1,126,616	$(305,966)	$146,693

Net income (loss)	$35,651	$687,213	$(189,694)	$91,006

Earnings (loss) per share:
Basic	$0.23	$4.45	$(1.20)	$0.59
Diluted	$0.22	$4.17	$(1.20)	$0.55
Weighted average number of shares outstanding:
Basic	155,318	154,300	158,217	154,464
Diluted	164,166	164,852	158,217	164,171
Ratio of earnings to fixed charges	1.26	8.55	NA	8.83

	At October 31,		At April 30,
	2007	2006	2008	2007

Inventory	$5,572,655	$6,095,702	$4,835,869	$6,137,473

Total assets	$7,220,316	$7,583,541	$6,958,301	$7,424,179

Debt:
Loans payable	$696,814	$736,934	$718,803	$715,066
Senior debt	1,142,306	1,141,167	1,142,876	1,141,736
Subordinated debt	350,000	350,000	350,000	350,000
Mortgage company warehouse loan	76,730	119,705	56,732	133,014

Total debt	$2,265,850	$2,347,806	$2,268,411	$2,339,816

Stockholders’ equity	$3,527,234	$3,415,926	$3,326,440	$3,546,431

At April 30, 2008, the book value of the Company’s common stock was $20.96.

Housing Data:

	Year Ended October 31,		Six Months Ended April 30,
	2007	2006	2008	2007

Closings:
Number of homes	6,687	8,601	2,420	3,245
Value (in thousands)	$4,495,600	$5,945,169	$1,626,837	$2,178,395
Revenues — percentage of completion (in thousands)	$139,493	$170,111	$33,489	$81,522
Contracts:
Number of homes	4,440	6,164	1,576	2,674
Value (in thousands)	$3,010,013	$4,460,734	$871,568	$1,917,719

	At October 31,		At April 30,
	2007	2006	2008	2007

Backlog:
Number of homes	3,950	6,533	3,035	5,746
Value (in thousands)	$2,854,435	$4,488,400	$2,077,125	$4,146,751
Number of selling communities	315	300	300	325
Homesites:
Owned	37,139	41,808	34,147	39,737
Controlled	22,112	31,960	17,667	26,081

Total	59,251	73,768	51,814	65,818

Section 10.  Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Options.

A list of the directors and executive officers of Toll Brothers is set forth below and is also attached as Schedule A to this offering memorandum.

The following table sets forth the beneficial ownership of Toll Brothers’ directors and executive officers of outstanding options to purchase Toll Brothers common stock as of June 11, 2008.

	Shares Subject
	to Options	Percentage of
	Beneficially	Eligible
Name of Beneficial Owner	Owned	Options

Robert I. Toll*	9,240,000	0%
Bruce E. Toll	258,000	0
Zvi Barzilay*	2,856,460	0
Robert S. Blank	278,000	0
Edward G. Boehne	318,000	0
Richard J. Braemer	381,000	0
Roger S. Hillas	337,000	0
Carl B. Marbach	418,000	0
Stephen A. Novick	134,000	0
Joel H. Rassman*	1,315,660	0
Paul E. Shapiro	413,250	0
All directors and executive officers as a group (11 persons)	15,949,370	0%

*	Denotes executive officer

As of June 11, 2008, our directors and executive officers (11 persons) as a group held options outstanding under the Plans to purchase a total of 23,605,271 shares of our common stock. This number represented approximately 67.6% of the shares subject to all options outstanding under the Plans as of June 11, 2008. Our directors and executive officers are not Eligible Employees, and, therefore, cannot participate in the Exchange Program.

There were no transactions in our common stock or stock options involving any of our directors or executive officers during the 60 days prior to June 11, 2008. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on pages 2 and 3 of our definitive proxy statement for our 2008 annual meeting of stockholders.

Except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K for the fiscal year ended October 31, 2007, or our definitive proxy statement for our 2008 annual meeting of stockholders, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 11.  Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Each Eligible Option that we acquire pursuant to this Offer will be cancelled. The shares of common stock subject to an exchanged Eligible Option will not be available for future awards except to the extent those shares are reserved for issuance upon exercise of the Replacement Option for which it is exchanged.

The exchange of Eligible Options for Replacement Options will be considered a modification of the impacted awards for accounting purposes, as determined by the Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment. The estimated fair value of the Eligible Options and the Replacement Options was calculated in accordance with a valuation method referred to as the “lattice option valuation model,” and the exchange ratios were calculated to result in the fair value of the Replacement Option equaling the fair value of the Eligible Options, as calculated on June 5, 2008. If the exercise price per share of the Replacement Options is greater than $20.43, the closing price of the Company’s common stock on the NYSE on June 5, 2008, the date the exchange ratios were determined, there will be no incremental stock-based compensation expense recognized by us. If, however, the exercise price per share of the Replacement Options is lower than $20.43, there will be incremental stock-based compensation expense that will be measured on the grant date of the Replacement Options.

Section 12.  Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Replacement Options for Eligible Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available, as contemplated in this offering memorandum, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to grant Replacement Options for Eligible Options tendered for exchange is subject to conditions, including the conditions described in Section 7 of this offering memorandum.

Section 13.  Material U.S. Federal Income Tax Consequences.

The following section provides a general discussion of the material federal income tax consequences of the exchange of Eligible Options under this Offer and does not constitute tax advice. This discussion is based on the Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of this Offer, all of which may change, possibly on a retroactive basis. This section does not discuss other federal tax consequences (such as employment taxes) or state, local or non-U.S. tax consequences. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. You should consult with your tax advisor for further information with respect to the federal, foreign, state, local, and any other tax consequences of your participation in the Exchange Program.

Federal Income Tax Consequences of the Exchange of Options.  If you tender Eligible Options for cancellation in exchange for Replacement Options, you will not recognize income for federal income tax purposes. If you are granted Replacement Options, you will not recognize income for federal income tax purposes upon the grant of the Replacement Options.

Federal Income Tax Consequences of New Non-Qualified Stock Options.  As described above, the grant of a new non-qualified stock option is not a taxable event for federal income tax purposes. Upon the transfer of our common stock pursuant to exercise of a new non-qualified stock option (“acquired shares”), you must recognize ordinary compensation income for federal income tax purposes in an amount equal to the excess of the fair market value of the acquired shares, determined at the date of transfer, over the exercise price of such option. The ordinary compensation income recognized by you will be subject to tax withholding as wages.

Your tax basis in the acquired shares will be equal to the exercise price plus the amount of ordinary income recognized upon exercise. Assuming the acquired shares are held by you as capital assets, any gain or loss on a sale or other disposition of the acquired shares will be treated as a capital gain or loss subject to federal income taxation at the applicable capital gains rate (determined by your holding period measured from the date of transfer of the acquired shares).

If you deliver previously-owned shares of our common stock (“delivered shares”) to pay any part of the exercise price upon exercise of a new non-qualified stock option, there will be no tax on the tender of the delivered shares. Note, however, that the tax basis of the number of acquired shares equal to the number of delivered shares will be equal to your tax basis in the delivered shares, and the holding period for purposes of determining the applicable capital gains rate with respect to such acquired shares will include your holding period with respect to the delivered shares. Built-in gain from the previously-owned shares will be deferred until the time of sale of the newly acquired shares. Using previously-owned shares, however, will not affect the amount of taxable compensation income recognized from your exercise. Your tax basis in the number of acquired shares that exceeds the number of delivered shares will be equal to the amount of ordinary compensation income recognized plus any cash paid at exercise, and the holding period for subsequent capital gains rate determination will be measured from the transfer date.

As noted above, because each of you is in a different financial and tax situation, we suggest that you consult with your personal financial and tax advisors before deciding to participate in the Exchange Program.

Section 14.  Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 of this offering memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to the option holders eligible to participate in the exchange or making a public announcement of the extension.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Time, including the Expiration Time as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7 of this offering memorandum by giving oral or written notice of the termination, amendment or postponement to the option holders eligible to participate in the Exchange Program or making a public announcement of the termination, amendment or postponement. If this Offer is terminated or withdrawn, any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 of this offering memorandum has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 9:00 a.m. EDT on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.

Section 15.  Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer.

Section 16.  Additional Information.

We recommend that, in addition to this offering memorandum and your individualized Election Form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your Eligible Options:

(a) Toll Brothers, Inc.’s Annual Report on Form 10-K, for the period ended October 31, 2007 (File No. 001-09186).

(b) Toll Brothers, Inc.’s Definitive Proxy Statement for the 2008 Annual Meeting of Stockholders (File No. 001-09186).

(c) Toll Brothers, Inc.’s Quarterly Report on Form 10-Q for the period ended April 30, 2008 (File No. 001-09186).

(d) Toll Brothers, Inc.’s registration statement on Form S-8 (File No. 333-57645) (registering shares to be granted under the 1998 Plan), filed with the SEC on June 25, 1998.

(e) Toll Brothers, Inc.’s registration statement on Form S-8 (File No. 333-143367) (registering shares to be granted under the 2007 Plan), filed with the SEC on May 30, 2007.

(f) Description of our common stock contained in our registration statement on Form 8-A, dated June 19, 1986 (File No. 001-09186).

(g) Description of our preferred stock purchase rights contained in our registration statement on Form 8-A, dated June 19, 2007 (File No. 001-09186).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on the NYSE under the symbol “TOL” and our SEC filings can also be read at the following NYSE address:

New York Stock Exchange
11 Wall Street
New York, New York 10005

We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Toll Brothers, Inc.
Attention: Investor Relations
250 Gibraltar Road
Horsham, PA 19044

or by telephoning us at (215) 938-5196.

The information contained in this offering memorandum about Toll Brothers should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.

Section 17.  Miscellaneous.

This offering memorandum and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Any or all of the forward-looking statements included in this offering memorandum and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed reports on Form 10-K and Form 10-Q. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible Options be accepted from or on behalf of, the option holders residing in a jurisdiction where that law is applicable.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible Options pursuant to this offer. You should rely only on the information contained in this offering memorandum or other information to which we have in this offering memorandum referred you. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Toll Brothers, Inc.
June 16, 2008

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
TOLL BROTHERS, INC.

The directors and executive officers of Toll Brothers, Inc. and their positions with the Company as of June 16, 2008 are set forth in the following table:

Name	Position(s) with the Company

Robert I. Toll*	Chairman of the Board and Chief Executive Officer
Bruce E. Toll	Vice Chairman of the Board
Zvi Barzilay*	President, Chief Operating Officer and Director
Robert S. Blank	Director
Edward G. Boehne	Director
Richard J. Braemer	Director
Roger S. Hillas	Director
Carl B. Marbach	Director
Stephen A. Novick	Director
Joel H. Rassman*	Executive Vice President, Chief Financial Officer, Treasurer and Director
Paul E. Shapiro	Director

*	Denotes executive officer

The address of each director and executive officer is: c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044.

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